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                                                                   EXHIBIT 10.48

          [*] - Confidential Treatment Requested Pursuant to Rule 406.

                          PRE-PAID PHONE CARD AGREEMENT

         THIS PRE-PAID PHONE CARD AGREEMENT (this "Agreement") is entered into this 16th day of July, 1999, effective as of April 1, 1999 by and between PNV.Net, Inc. (formerly known as Park 'N View, Inc.), a Delaware corporation ("PNV"), with its headquarters at 11711 NW 39th Street, Coral Springs, Florida 33065 and Transcommunications Incorporated, a Tennessee corporation ("TI"), with its headquarters at 5751 Uptain Road, Suite 200, Chattanooga, TN 37411.

         WHEREAS, PNV has designed and developed the concept and equipment to provide various telecommunications services at truckstops (the "System"), with which PNV has (or from time to time will have) entered into contracts (singly, a "Truckstop" or collectively, the "Truckstops"), including, among other things, pre-paid phone cards (the "Telecards") and desires to engage TI to provide various services with respect to the Telecards using TI's pre-paid phone card platform;

         WHEREAS, PNV shall install pre-paid phone card vending machines at locations throughout the United States (such machines individually being referred to as a "Telecard Machine" or collectively, the "Telecard Machines"); and

         WHEREAS, TI shall provide certain services relating to the Telecard machines to be installed and the Telecards to be issued at certain Truckstops.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, TI and PNV (hereinafter collectively being referred to as the "Parties" and individually as a "Party"), intending to be legally bound, hereby mutually agree as follows:

         1. Purpose. The Parties hereby agree that PNV shall enter into contracts with the owners of Truckstops from time to time and that TI shall, subject to the terms and conditions of this Agreement, provide the services specified in this Agreement (the "TI Services").

         2. Matters Related to Telecard Machines. PNV shall, at its sole cost and expense, purchase and install one or more Telecard Machines at each Truckstop, and shall continually ensure each such Telecard Machine is functioning, has an adequate number of Telecards available for dispensing, and has excess cash removed. The Telecard Machines shall remain the sole property of PNV. Except as otherwise provided herein, PNV shall pay all property taxes or other fees related to ownership of the Telecard Machines. The Parties acknowledge that the contracts with Truckstop owners and certain aspects of the System, the Telecard Machines, the TI Services, and the manner of their respective operation and installation are proprietary to PNV and/or TI. Accordingly, PNV and TI shall use their best efforts to ensure that the terms of the contracts with Truckstop owners and all material confidential information and data concerning the System, the Telecard Machines, and the TI Services shall not be divulged. The Parties agree that the


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obligations imposed under this Section 2 shall apply to all confidential information, except where such confidential information: (a) is or becomes public knowledge or publicly available to TI or PNV through no fault of TI or PNV; (b) is learned by TI or PNV from a third party entitled to disclose it; (c) was already known to TI or PNV as evidenced by prior written records; (d) is shown by TI or PNV to have been independently developed by TI or PNV as evidenced by written records; or (e) is or becomes publicly available as a result of issuance of a patent or publication of a foreign pending patent application. TI further agrees that the "Park 'N View" and "PNV.Net" names and logos shall be and remain the property of PNV and all references by TI to the System or the TI Services shall incorporate and/or refer to PNV by its full name (PNV.Net), whether in literature, electronic or print displays, articles, advertising, billboards, banners or otherwise. The names "Park 'N View" and "PNV.Net" are, or shall be, a registered service mark of PNV and to the extent required by PNV, TI shall execute a no-cost limited license agreement for the use of such service marks.

         3. Services to Be Provided by TI; Related Matters.

                  (a) TI Services.

                           (i) TI shall maintain and administer the network and
systems necessary to provide, account for, and manage the long distance phone time usage in connection with the Telecards issued from time to time through the Telecard Machines, including, without limitation, (A) all services necessary for the activation of the Telecards purchased from Telecard Machines from time to time, (B) the call center for the 800 numbers (all such 800 numbers shall be obtained by TI and shall remain the sole property of PNV during the Term (as defined in Section 5) and at all times thereafter) to be used by holders of Telecards to use the long distance phone minutes on such Telecards, which support shall be available 24 hours a day, 7 days a week, (C) the tracking, monitoring and recording of long distance phone time used in connection with the Telecards issued from time to time through the Telecard Machines, and (D) all services necessary for the recharge of Telecards by telephone and through recharge coupons purchased using the Telecard Machines.

                           (ii) The telecommunications platform provided by TI
in connection with the Telecards shall include information services and customer support services (accessible via telephone) at least equivalent to such information services and customer support services provided by TI in connection with other pre-paid phone cards issued by TI from time to time, which shall include voice mail services, information services, enhanced services (i.e. conference calling, etc.), and recharge services.

                           (iii) TI shall create, administer, and manage the
personal identification and access numbers associated with the Telecards issued.

                           (iv) TI shall track the usage of the Telecards and
shall provide PNV with a monthly summary statement including such information as PNV may reasonably request from time to time, but that shall in any event contain detailed information regarding billable usage, estimated tax liability, and payphone surcharges assessed. Such summary statement shall be



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delivered to PNV with the weekly invoice to be delivered to PNV on or before the tenth (10th) day following the end of any calendar month.

                  (b) Related Matters.

                           (i) TI shall use its best efforts to assist PNV to
establish a relationship with Atlantax, a tax consultant based in Atlanta, Georgia, that will assist PNV with the payment procedures and the reporting of taxes.

                           (ii) PNV shall purchase, at PNV's sole expense, the
Telecards reasonably necessary for use in connection with the Telecard Machines and the System. TI shall use its best efforts to assist PNV to establish a relationship with vendors of the plastic card stock and the printing companies with which TI has an existing relationship. TI shall supply the appropriate printing company(ies) with the necessary access and control numbers to be printed on the Telecards. PNV shall be listed as the telephone service provider on the back of each Telecard. PNV shall cause the vendor of the Telecards to deliver the Telecards to TI's premises. PNV assumes (as between PNV and TI only) all risks and responsibilities of loss, theft, destruction, or damage to any Telecards from every cause and nature whatsoever, while such Telecards are in transit to or from TI. TI shall, at its sole expense, keep accurate daily records of all Telecards delivered pursuant to this Agreement, including, without limitation, the date the Telecards were delivered to and removed from TI's premises. TI shall hold and care for the Telecards as the property of PNV, it being expressly agreed that title to the Telecards shall remain with PNV at all times. TI shall keep the Telecards free of any lien, security interest, or encumbrance of any kind by any person or entity claiming by or through TI and shall cause such Telecards to be appropriately marked or otherwise identified as the property of PNV at all times while such Telecards are held at TI's premises. Upon receipt of the Telecards, TI shall segregate and store the Telecards. Upon receiving a request for Telecards from PNV's field staff, TI shall ship the requested Telecards to the requested location, at PNV's expense, within twenty-four (24) hours of receipt of such request. TI shall maintain and administer the system by which, upon placement of the Telecards in the Telecard Machines, PNV or its representatives shall call TI at the 800 number to be provided by TI and TI shall then cause the activation of such Telecards.

                           (iii) TI shall deduct from a Telecard balance, and
shall advise PNV of any federal, state, or local taxes (including, without limitation, excise taxes) and universal service charges incurred in connection with the telephone time used. PNV, or its agents, shall be responsible for payment of any and all federal, state, or local time (including without limitation, excise taxes) and universal service charges. In addition, PNV or its designee shall be responsible for payment of any sales taxes which may be due on the sale of Telecards at any particular Truckstop.

         4. Financial Terms.

                  (a) PNV shall establish and maintain a credit card merchant identification number and use a third party credit card processing entity selected by TI (with the consent of PNV). TI shall credit such merchant identification number when Telecards are recharged using Visa, MasterCard, American Express, and/or NOVUS cards. PNV shall pay TI a credit card



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processing fee of [*] for each recharge that uses TI's customer service (which processing fee shall be reevaluated by the Parties ninety (90) days after the date of this Agreement). In addition, PNV shall reimburse TI for any costs associated with the processing of credit card transactions that may be assessed by the credit card associations or any of their agents. TI shall invoice PNV weekly and payment is due thirty (30) days from the invoice date.

                  (b) Except for calls which (i) originate from a truckstop at which PNV has installed its switch; and (ii) are covered under either options 1, 2 or 3 set forth in Section 4(g), PNV shall pay TI for each completed telephone call made using a Telecard, at the rate of [*] per minute rounded to [*] second increments with a [*] second minimum. If, at any time during the term of this Agreement, [*], then the rates charged to PNV pursuant to this Agreement shall be [*] (for example, if the [*] by [*] from to [*], then the rates charged to PNV pursuant to this Agreement also would be [*], or to [*] per minute). TI shall invoice PNV weekly and payment is due thirty (30) days from the invoice date.

                  (c) PNV shall reimburse TI [*] (or such amount as may be paid from time to time) for each long distance call made with a Telecard pursuant to which TI makes a payment for dial-around compensation ("DAC"). TI shall deduct from the Telecards [*] (or such other amount requested by PNV) for each telephone call subject to DAC. TI shall invoice PNV weekly and payment is due thirty (30) days from the invoice date.

                  (d) In consideration for (i) the creation, administration, and management of the personal identification and access numbers associated with the Telecards, (ii) the reporting, management, and delivery of Telecard inventory, and (iii) the reporting of Telecard activation and usage, PNV shall pay to TI a monthly fee of [*]. TI shall invoice PNV at the end of each month and payment is due twenty (20) days from the invoice date.

                  (e) The rates and charges provided in this Section 4 may be changed from time to time by letter agreement signed by both TI and PNV.

                  (f) Subject to Section 11 of this Agreement, delay in payment shall be grounds for termination of this Agreement.

                  (g) With respect to all calls made under pre-paid phone cards issued by PNV, PNV and TI shall make a reasonable commercial effort to develop, using one or a combination of the options listed below, a method whereby holders of Telecards can make direct dial calls over PNV's switch at Truckstops at which the System has been installed. PNV agrees and warrants that such a method shall have the same level of quality as provided to users of pre-paid phone cards issued by TI. The Parties acknowledge that the options and amounts payable to TI under each option shall be as follows:

                           (i) Option #1 - ("Call Redirect"). For prepaid
traffic originating from a site that PNV has installed a switch, the local PNV switch will send to TI's debit platform in Chattanooga, Tennessee, either through the public network or a Frame relay circuit routed through PNV's hub in Coral Springs, Florida, an inquiry to verify the PIN and the outstanding balance, and then shall provide TI's debit platform the originating/destination numbers. The call



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will be placed by PNV's switch using PNV's carrier. Upon completion of a valid telephone call, the PNV switch shall close the call by informing the TI debit platform the number of minutes to deduct from the PIN balance. This will create a "one-legged call" using PNV's carrier. PNV will pay TI [*] per minute for all calls handled under this Option #1.

                           (ii) Option #2 - ("Redirect with Remote Platform
Location"). TI will install a voice recognition unit/switch ("VRU") at PNV's hub in Coral Springs, Florida, that can be remotely accessed by TI. For prepaid traffic originating from a site that PNV has installed a switch, the local PNV switch will send an inquiry to TI's debit platform to verify the PIN and the outstanding balance, and then send the originating/destination numbers, via frame relay circuit, to TI's debit platform. The telephone call will be placed by the VRU using TI's carrier. This will create a "one-legged call" using TI's carrier. PNV will pay TI [*] per minute for all calls handled under this Option #2.

                           (iii) Option #3 - ("Private Switched Network"). For
prepaid traffic originating from a site that PNV has installed a switch, the PNV switch will send an inquiry to TI's debit platform at PNV's hub in Coral Springs, Florida to verify the PIN and the outstanding balance, and then send the originating/destination numbers, via frame relay circuit to TI's debit platform. The telephone call will be sent via a frame relay circuit to a switching site local to the destination phone number being requested. Upon completion of a valid telephone call, the PNV switch shall close the call by informing the TI debit platform the number of minutes to deduct from the PIN balance. The call will be "local" and thus avoid any carrier transport charges. PNV will pay TI [*] per minute for all calls under this Option #3.

                  (h) With respect to all calls made under prepaid phone cards issued by TI that TI elects to route over the System, if (a) TI uses Option #2 above, TI will pay PNV an amount equal to the sum of: (i) the number of minutes used, multiplied by the sum of (ii)(A) [*] less (B) [*] per minute; or (b) if TI uses Option #3 above, TI will pay PNV an amount equal to the sum of: (i) the number of minutes used, multiplied by the sum of (ii) (A) [*] plus (B) [*] less
(C) [*] per minute.

                  (i) TI shall permit PNV to repurchase from TI long distance service at a rate equal to [*], plus [*] per minute.

         5. Term. Subject to Section 11, the term of this Agreement, shall be for a period of for (4) years commencing on April 1, 1999 and terminating on March 30, 2003 (the "Term"); provided, however, either Party may terminate this Agreement upon six (6) months prior written notice to the other Party. Notwithstanding the foregoing: (i) prior to termination of this Agreement, TI agrees to provide PNV with all PIN numbers and account balance data for all active prepaid phone cards issued by PNV (all such PIN numbers and account balance data shall remain the sole property of PNV during the Term and at all times thereafter); and (ii) upon termination of this Agreement TI agrees, at the request of PNV, to continue, for a period of up to 12 months, to service any and all active prepaid phone cards issued by PNV which are outstanding on the date of termination of this Agreement in return for payment of the amounts set forth in Section 4(g).



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         6. Representations and Warranties of PNV.

                  (a) PNV is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.

                  (b) The execution, delivery, and performance of this Agreement by PNV has been duly authorized by all necessary action of PNV. This Agreement and each of the other documents to be executed and delivered by PNV pursuant to this Agreement have been duly executed and delivered by PNV and are the valid and binding obligations of PNV enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency, or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery, and performance of this Agreement and the other documents to be executed, delivered, and performed by PNV pursuant to this Agreement shall not: (i) conflict with or violate any provision of PNV's organizational documents, or any law, ordinance, or regulation or any decree or order of any court or administrative or other governmental body that is either applicable to, binding upon or enforceable against PNV; or (ii) result in any breach of or default under or cause the acceleration of performance of any mortgage, contract, agreement, indenture, or other instrument which is either binding upon or enforceable against PNV.

                  (c) PNV shall obtain the approval, consent, or waiver of any other person or entity required for the execution, delivery, or performance of this Agreement.

                  (d) All of the information contained in the representations and warranties of PNV set forth in this Agreement or in any of the documents delivered or to be delivered herewith or after the execution hereof as set forth in any provision of this Agreement is true, accurate, and complete.

         7. Representations and Warranties of TI.

                  (a) TI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and has full power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.

                  (b) The execution, delivery, and performance of this Agreement by TI has been duly authorized by all necessary action of TI. This Agreement and each of the other documents to be executed and delivered by TI pursuant to this Agreement have been duly executed and delivered by TI and are the valid and binding obligations of TI enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency, or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery, and performance of this Agreement and the other documents to be executed, delivered, and performed by TI pursuant to this Agreement shall not: (i) conflict with or violate any provision of TI's organizational documents, or any law, ordinance, or regulation or any decree



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or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against TI; or (ii) result in any breach of or default under or cause the acceleration of performance of any mortgage, contract, agreement, indenture, or other instrument which is either binding upon or enforceable against TI.

                  (c) TI shall obtain the approval, consent, or waiver of any other person or entity required for the execution, delivery, or performance of this Agreement.

                  (d) All of the information contained in the representations and warranties of TI set forth in this Agreement or in any of the documents delivered or to be delivered herewith or after the execution hereof as set forth in any provision of this Agreement is true, accurate, and complete.

         8. Insurance. TI will maintain during the Term of this Agreement (or any renewal term), at its sole cost and expense, comprehensive business interruption insurance in the minimum amount of $1,000,000 and will ensure that PNV is named as an additional insured in respect of such insurance or is otherwise covered as its interest may appear. TI will provide PNV with evidence of insurance and thirty (30) days prior written notice of cancellation or amendment to TI's insurance policies. In no event shall TI be liable to PNV for damages other than those directly related to failure to provide the TI Services set forth herein or pay to PNV amounts due hereunder.

         9. Force Majeure. Neither Party shall have any liability for the failure to perform or a delay in performing any of its obligations if such failure or delay is the result of any legal restriction, labor dispute, strike, boycott, flood, fire, public emergency, revolution, insurrection, riot, war, unavoidable mechanical failure, interruption in the supply of electrical power, or any other cause, not resulting from mechanical or system failures, beyond the control of any Party acting in a reasonable business-like manner, whether similar or dissimilar to the causes enumerated above ("Force Majeure Conditions"). If any Force Majeure Condition occurs, the affected Party shall give immediate notice to the other Party, and, if the Force Majeure Condition continues for ninety (90) days, such other Party may elect, at its sole option, to terminate this Agreement.

         10. Assignment. TI shall have the right to transfer or assign its rights and duties hereunder (i) to an acquirer of all or substantially all of the assets or capital stock of TI, (ii) to an affiliate or subsidiary of TI, or
(iii) otherwise as agreed in writing by PNV, which approval shall not be unreasonably withheld. PNV shall have the right to transfer or assign its rights and duties hereunder (i) to an acquirer of all or substantially all of the assets or capital stock of PNV, (ii) to an affiliate or subsidiary of PNV, or
(iii) otherwise as agreed in writing by TI, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, either Party shall have the absolute right to withhold consent to any proposed assignment or transfer by the assigning Party to a competitor of the nonassigning Party (or to a competitor of a customer of the nonassigning Party).



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         11. Breach.

                  (a) In the event that either Party fails in any material respect to perform any obligation under this Agreement, the other Party may in writing notify the non-performing Party that such failure constitutes a breach. If the breach is not remedied or cured within thirty (30) days following receipt of the notice of breach, without limiting any other remedy which may be available, the non-breaching Party may terminate this Agreement by notice to the breaching Party.

                  (b) TI shall be in breach under this Agreement if: (i) proceedings in bankruptcy, or for reorganization of TI under the Bankruptcy Code, as amended, or under any other laws, whether state or federal, for the relief of insolvent debtors, now or hereafter existing, commences against TI and is not discharged within sixty (60) days of its commencement; (ii) a receiver, custodian, or trustee under the Bankruptcy Code is appointed for TI or for any substantial part of its assets, or any proceedings are instituted for the dissolution or the full or partial liquidation of TI, and such receiver, custodian, or trustee is not discharged within ninety (90) days of his or her appointment, or such proceedings is not discharged within ninety (90) days of its commencement; or (iii) TI discontinues business or materially changes the nature of its business.

         12. General Provisions.

                  (a) Notices. All notices required or permitted hereunder shall be in writing and, may either be delivered by overnight courier or transmitted by facsimile, as follows:

                 To PNV:                Steve Conkling
                                        President
                                        PNV.Net, Inc.
                                        11711 NW 39th Street
                                        Coral Springs, Florida  33065
                                        Fax Number:  (954) 745-7899

                 With a copy to:        James M. O'Connell, Esq.
                                        Kilpatrick Stockton LLP
                                        4101 Lake Boone Trail,
                                        Suite 400
                                        Raleigh, North Carolina  27607
                                        Fax Number:  (919) 420-1800

                 To TI:                 James Coppinger
                                        Chief Executive Officer
                                        Transcommunications Incorporated
                                        5751 Uptain Road, Suite 200
                                        Chattanooga, Tennessee  37411
                                        Fax Number:  (423) 954-9973



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                 With a copy to:        Michael O. Dunn, Esq.
                                        Scudder Law Firm, P.C.
                                        411 S. 13th Street, Suite 200
                                        Lincoln, Nebraska  68508
                                        Fax Number:  (402) 435-4333

All notices shall be deemed delivered only upon actual receipt. Any Party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to the terms of this Section 12(a).

                  (b) Expenses. Each Party agrees to pay, without right of reimbursement from any other Party, its costs relating to the preparation of this Agreement and the performance of its obligations hereunder, including without limitation, fees and disbursements of counsel, accountants, and consultants employed by such Party in connection herewith.

                  (c) Books, Records and Payments. The books and records of any calendar month of TI and PNV related to the subject matter of this Agreement shall be open for inspection and audit during normal hours by a third party representative of either TI or PNV upon five (5) business days notice to said Party.

                  (d) Actions; Further Assurances. Subject to the terms and conditions of this Agreement, each Party agrees to: (i) take or cause to be taken as promptly as practicable all actions and obligations arising herein; and
(ii) do or cause to be done all things to fulfill and comply with its obligations to consummate the transactions contemplated herein.

                  (e) Press Releases. PNV and TI shall consult with each other as to the form and content of all press releases and other public disclosures of matters relating to this Agreement, the System, the Telecard Machines, and the TI Services. Nothing in this section shall prohibit PNV or TI from making any disclosure which its legal counsel deems necessary or advisable to fulfill such Party's disclosure obligations under applicable law. All public disclosures shall be transmitted by facsimile to the other Party or its counsel as provided in Section 12(a) for approval prior to publication or dissemination.

                  (f) Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

                  (g) Applicable Law. This Agreement shall be governed by the laws of the State of Florida.

                  (h) Modification. This Agreement shall not be modified or amended except by an instrument in writing executed by the Parties to this Agreement.

                  (i) Successors And Assigns. This Agreement shall apply to, and be binding upon, the parties and their respective successors and permitted assigns (as determined under Section 10).



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                  (j) Severability. If any part or sub-part of this Agreement is found or held to be invalid, the Parties shall mutually agree to such changes as are reasonably necessary such that the part or sub-part of this Agreement found or held to be invalid is valid; provided, however, that if any such reasonably necessary changes do not permit a Party to perform its obligations pursuant to this Agreement such that such Party's revenues and/or expenses are reasonably consistent with anticipated revenues and/or expenses, then such Party may terminate this Agreement.

                  (k) Arbitration. Any controversy, dispute, or question arising out of, or in connection with, or in relation to this Agreement or the interpretation, performance, or non-performance or any breach thereof shall be determined by arbitration conducted in the city in which the home office of the Party not bringing the claim is located in accordance with the then existing rules of the American Arbitration Association. PNV and TI shall each select one arbitrator, and the two arbitrators shall select a third with the same qualifications. Any decision rendered shall be binding upon the Parties; however, the arbitrators shall have no authority to grant any relief that is inconsistent with this Agreement. The expense of arbitration shall be shared equally by the Parties.

                  (l) Integration; Entire Agreement. This Agreement (including Exhibits, documents, and instruments referenced herein) constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matters hereof.

                  (m) Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, TI and PNV have caused this Agreement to be executed pursuant to appropriate legal authority duly given, as of the day and year first above written.

PNV.Net, INC., a                    TRANSCOMMUNICATIONS INCORPORATED,
Delaware corporation                a Tennessee corporation



By: /s/ Steve Conkling              By: /s/ James B. Coppinger
    -----------------------------       ---------------------------------------
Steve Conkling, President           James B. Coppinger, Chief Executive Officer



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